UTA CAPITAL LLC
100 Executive Drive, Suite 330
West Orange, New Jersey 07052

August 16, 2011
Lapis Technologies, Inc.
70 Kinderkamack Road
Emerson, New Jersey 07630

Re: Note and Warrant Purchase Agreement

Dear David:

We refer to the Note and Warrant Purchase Agreement dated as of July 12, 2011 (the “Agreement”) by and between Lapis Technologies, Inc. and UTA Capital LLC. This is to confirm our mutual understanding and agreement that the date of August 15, 2011 referred to in Section 14.1 (Termination) of the Agreement is hereby changed to August 31, 2011.

All other terms of the Agreement remain in full force and effect.

Please confirm your agreement to the above by executing this letter agreement.
[Signature page follows]

Sincerely,

UTA CAPITAL LLC

By:	YZT Management LLC, its Managing Member

By:	/s/ Udi Toledano
Name:	Udi Toledano
Title:	Managing Member

Acknowledged and Agreed:

LAPIS TECHNOLOGIES, INC

By:	/s/ David Lucatz
Name:	David Lucatz
Title:	President and Chief Executive Officer